Exhibit 4.16
Purchase Order for #6 Gong Yuan Block E
Seller (Developer): Beijing Lvduyuan Property Development Company Limited
  Contact Address: #6 Gongyuanxijie Jianguomennei Dongcheng District Beijing
  Postal Code: 100005
  Telephone: (8610) 6517 6666
  Fax: (8610) 6517 2828
Purchaser (Company): ATA Testing Authority (Beijing) Limited
  Business Registration Number: 110000410139437
  Contact Address: #6 Gongyuanxijie Jianguomennei Dongcheng District Beijing
  Postal Code: 100005
  Telephone: (8610) 6518 1122
  Fax: (8610) 6517 9517
  Contact Person: Carl Yeung
Purchased Property: 16th Floor, Block E, #6 & #6A Gongyuan, Jianguomennei Dongcheng
  District, Beijing
  Area: 1061.94 Sqm
Unit Price: RMB24,500 / Sqm
  Total Consideration: RMB26,017,530
Payment Method: Transfer of accounts. Seller’s account information:
(1) Payment Method
Deposit: RMB200,000 shall be paid upon execution of this Purchase Order. Remaining consideration shall be paid in accordance with the “Property Sale and Purchase Agreement and Supplemental Agreement” to be entered into between the Seller and the Purchaser. (If there is any mistake for computation of the total consideration and payment method, the payment provisions of the “Property Sale and Purchase Agreement and Supplemental Agreement” shall govern.)
(2) Sale and Purchase Terms
2.1 The Purchaser is currently seeking approval from the foreign exchange regulatory authorities (“SAFE”) for foreign exchange allocation. The Seller and the Purchaser will enter into the formal Property Sale and Purchase Agreement once foreign exchange permit from SAFE is received. The Seller and the Purchaser have agreed that the deposit shall be returned to the Purchaser if foreign exchange permit is not granted by SAFE.
2.2 The Purchaser must enter into the Property Sale and Purchase Agreement and Supplemental Agreement (“Property Sale and Purchase Agreement”) with respect to 16th Floor, Block E, #6 Gong Yuan with the Seller within 10 days from receiving foreign exchange permit from SAFE.
2.3 Purchaser declaration: The information provided in this Purchase Order is accurate and complete. If the Purchaser is a natural person, the Purchaser shall have full capacity for civil acts. If the Purchaser is a company, the Purchaser shall be a duly incorporated and validly existing legal person.
2.4 This Purchase Order has two counterparts, each of which shall have equal legal binding power. This Purchase Order will terminate upon execution of the Property Sale and Purchase Agreement.

/s/ Xi Yang Beijing Lvduyuan Property Development Company Limited (Seal)
Date: August 7th, 2008

/s/ Xiaofeng Ma ATA Testing Authority (Beijing) Limited (Seal)
Date: August 7 th, 2008